Exhibit 23.2

Deloitte Touche Tohmatsu Av. Presidente Wilson, 231 – 22º Rio de Janeiro – RJ – 20030-905 Brasil Tel: + 55 (21) 3981-0500 Fax:+ 55 (21) 3981-0600 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-176617 on Form F-4 of our reports dated May 2, 2011, relating to the financial statements of Tele Norte Leste Participações S.A., and the effectiveness of Tele Norte Leste Participações S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Tele Norte Leste Participações S.A. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte Touche Tohmatsu Auditores Independentes

Rio de Janeiro, RJ, Brazil

January 25, 2012

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

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